UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

PAYCHEX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

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August 31, 2005
Dear Paychex Stockholder:
     The Board of Directors cordially invites you to attend our Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, October 12, 2005 at 10:00 a.m. at the Rochester Riverside Convention Center, 123 East Main Street, Rochester, New York.
     This booklet includes the formal Notice of Annual Meeting of Stockholders and the Proxy Statement. The Proxy Statement tells you about the agenda items and the procedures for the Annual Meeting. It also provides certain information about Paychex, Inc., its Board of Directors, and its executive officers.
     It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote. You may vote by Internet, telephone, written proxy, or written ballot at the Annual Meeting. We encourage you to use the Internet because it is the most cost-effective way to vote.
     We hope you will be able to attend the Annual Meeting and would like to take this opportunity to remind you that your vote is important. If you need special assistance at the Annual Meeting, please contact the Secretary of the Company at (585) 385-6666, or write to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Corporate Secretary.

Sincerely,

Jonathan J. Judge
President and Chief Executive Officer

PAYCHEX, INC.
911 Panorama Trail South • Rochester, New York 14625-2396
______________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
_______________

Time:	10:00 a.m. on Wednesday, October 12, 2005. Continental breakfast will be available from 9:00 a.m. to 10:00 a.m.

Location:	Rochester Riverside Convention Center 123 East Main Street Rochester, NY 14604

Items of Business:	(1)	To elect seven members of the Board of Directors for one-year terms.

	(2)	To amend the 2002 Stock Incentive Plan and increase the shares available under the 2002 Stock Incentive Plan.

	(3)	To vote on the stockholder proposal as more fully described in the accompanying proxy statement. The Board of Directors recommends a vote against this proposal.

	(4)	To transact such other business as may properly come before the Annual Meeting, or any adjournments thereof.

Record Date:	Stockholders of record as of the close of business on August 15, 2005, are entitled to notice of, and to vote at, the Annual Meeting.

Proxy Voting:	Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Please vote in one of these ways:

	(1)	Visit the Web site noted on your proxy card to vote via the Internet;

	(2)	Call the toll-free telephone number shown on the proxy card; or

	(3)	Mark, sign, date, and promptly return the enclosed proxy card in the postage-paid envelope.

Signing and returning the proxy card or submitting your proxy via the Internet or by telephone does not affect your right to vote in person if you attend the Annual Meeting and your shares are registered in your name. Any proxy can be revoked at any time prior to its exercise at the Annual Meeting.

Annual Meeting Webcast:	The Annual Meeting will be simultaneously broadcast over the Internet at 10:00 a.m. on October 12, 2005. It will then be archived and available for replay for approximately one month. You can listen to the live Webcast or the archived replay by visiting the Investor Relations page on the Paychex, Inc. Web site at www.paychex.com. You are encouraged to visit the Web site in advance of the broadcast to ensure that your computer is properly configured.
August 31, 2005
By Order of the Board of Directors
John M. Morphy
Secretary

i

PROXY STATEMENT
_______________
ANNUAL MEETING OF STOCKHOLDERS OF PAYCHEX, INC.
TO BE HELD ON OCTOBER 12, 2005
     This Proxy Statement is first being mailed to stockholders of Paychex, Inc. (“Paychex” or the “Company”) on or about August 31, 2005, in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) to be voted at the 2005 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, October 12, 2005 at 10:00 a.m. at the Rochester Riverside Convention Center, 123 East Main Street, Rochester, New York.
Stockholders Entitled to Vote; Outstanding Shares; Quorum
     Paychex has one class of shares outstanding, designated common stock, $0.01 par value per share. The Board has fixed the close of business on August 15, 2005, as the record date for determining the holders of common stock entitled to notice of, and to vote at, the Annual Meeting. As of the record date, 378,968,328 shares of common stock were issued and outstanding. A majority of the outstanding shares (189,484,165 shares) present at the Annual Meeting in person or by proxy will constitute a quorum. Stockholders will be entitled to one vote for each share of common stock held as of the record date.
How to Vote
     Your vote is very important and we hope that you will attend the Annual Meeting. However, whether or not you plan to attend the Annual Meeting, please vote by proxy in accordance with the instructions on your proxy card, voting instruction form (from your bank or broker), or that you received through electronic mail. There are three convenient ways of submitting your vote:
•	Voting by Internet — You can vote via the Internet by visiting the Web site noted on your proxy card. Internet voting is available 24 hours a day. We encourage you to vote via the Internet, as it is the most cost-effective way to vote.

•	Voting by telephone — You can also vote your shares by telephone by calling the toll-free telephone number indicated on your proxy card and following the voice prompt instructions. Telephone voting is available 24 hours a day.

•	Voting by mail — If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.
     The deadline for Internet or telephone voting is 11:59 p.m. Eastern Time on Tuesday, October 11, 2005. If you vote by telephone or the Internet, you do not need to return your proxy card. Signing and returning your proxy card or submitting your proxy via the Internet or by telephone does not affect your right to vote in person if you attend the Annual Meeting and your shares are registered in your name. If your shares are held in the name of a bank, broker, or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.
Revoking Your Proxy
     You can revoke your proxy at any time prior to it being voted at the Annual Meeting by:
•	Providing written notice of revocation to the Secretary of the Company;

•	Submitting a later-dated proxy via the Internet, telephone, or mail; or

•	Voting in person at the Annual Meeting.
General Information on Voting
     All votes properly cast and not revoked will be voted at the Annual Meeting in accordance with the stockholder’s directions. Shares voted by proxy card received without choices specified will be voted FOR the seven nominees for election to the Board of Directors of the Company, FOR the proposal to amend the 2002 Stock Incentive Plan and increase the shares available thereunder, and AGAINST the stockholder proposal.
     Abstentions are counted for the purpose of establishing a quorum and will have the same effect as a vote against a proposal (other than the election of directors). Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of shares entitled to vote on a specific proposal.
Vote Required
     The table below shows the vote required to approve each of the proposals described in this Proxy Statement, assuming the presence of a quorum at the Annual Meeting.

Proposal Number	Proposal Description	Vote Required
Proposal One	Election of seven members of the Board of Directors	Plurality of the votes duly cast

Proposal Two	To amend the 2002 Stock Incentive Plan and increase the shares available under the 2002 Stock Incentive Plan	Majority of the votes duly cast*

Proposal Three	Stockholder Proposal	Majority of the votes duly cast*

*	without regard to broker non-votes
Voting by Participants in the Paychex Employee Stock Ownership Plan Stock Fund
     If a stockholder is a participant in the Paychex Employee Stock Ownership Plan Stock Fund (“ESOP”) of the Paychex, Inc. 401(k) Incentive Retirement Plan, the proxy card also will serve as a voting instruction for the Trustee of the ESOP, where all accounts are registered in the same name. If shares of common stock in the ESOP are not voted, those shares will be voted by the Trustee in the same proportions as the shares properly voted by other participants in the ESOP. Voting by ESOP participants will close at 11:59 p.m. Eastern Time on October 7, 2005. The Trustee will then vote shares of common stock in the ESOP not voted by the participants by the established deadline.

PROPOSAL 1 • ELECTION OF DIRECTORS FOR A ONE-YEAR TERM
     Stockholders annually elect Directors to serve for one year and until their successors have been elected and shall have qualified. The Board of Directors has nominated for election to the Board of Directors the seven persons listed below, each of whom currently serves as a Director. Four of the seven nominees are neither employees nor former employees of the Company. If elected, each nominee will hold office until the Annual Meeting to be held in 2006, and until their successor is elected and has qualified.
     Although the Board of Directors believes that all of the nominees will be available to serve, the persons named in the enclosed proxy may exercise discretionary authority to vote for substitutes proposed by the Board of Directors of the Company.
     Biographies are provided below setting forth certain information with respect to the nominees for election as Directors of the Company, none of whom is related to any other nominee or executive officer.

		Director	Position, Principal Occupation, Business
Name	Age	Since	Experience, and Directorships
B. Thomas Golisano	63	1979	Mr. Golisano founded Paychex, Inc. in 1971 and is Chairman of the Board of Directors of the Company. Until October 2004, he served as President and Chief Executive Officer of the Company. He is a member of the Board of Directors of Iron Mountain Incorporated and several private companies. He serves on the Board of Trustees of Rochester Institute of Technology. He owns the Buffalo Sabres of the National Hockey League. Mr. Golisano is former Chairman of Greater Rochester Fights Back (a coalition to combat illegal drugs and alcohol abuse), has served as a member of the Board of Directors of numerous non-profit organizations, and is the founder of the B. Thomas Golisano Foundation.

David J. S. Flaschen	49	1999	Mr. Flaschen is an Operating Partner at Castanea Partners since 2005. From 2000 to 2005, he was Managing Director of Flagship Ventures, a venture capital firm that focuses on life science, information technology, and communications companies. From 1997 to 1999, he was the President and Chief Executive Officer of Thomson Financial, a publicly held information services company focused on the financial industry. Previously, he served as Chairman and Chief Executive Officer of Donnelley Marketing, Inc., a consumer information services company. Prior to 1995, he was with Dun & Bradstreet for ten years as the President of A.C. Nielsen, North America, and held senior management positions at IMS, an information solutions company for the pharmaceutical & healthcare industries. Mr. Flaschen is a member of the Board of Directors of various private companies.

Phillip Horsley	66	1982	Mr. Horsley is a Managing Director of Horsley Bridge Partners since 1982. Horsley Bridge Partners manages private equity investments for institutional investors.

Grant M. Inman	63	1983	Mr. Inman is the founder and General Partner of Inman Investment Management, a private venture capital investment company formed in 1998. Prior to 1998, he co-founded and was General Partner of Inman & Bowman, a private venture capital partnership formed in 1985. He is a member of the Board of Directors of Lam Research Corporation, Wind River Systems, Inc., and several private companies. Mr. Inman is a Trustee of the University of California, Berkeley Foundation.

		Director	Position, Principal Occupation, Business
Name	Age	Since	Experience, and Directorships
Jonathan J. Judge	51	2004	Mr. Judge became President and Chief Executive Officer of the Company in October 2004. From October 2002 through December 2003, he served as President and Chief Executive Officer of Crystal Decisions, Inc., a leading maker of information management software, which was acquired by Business Objects, S.A. in December 2003. From 2001 to 2002, Mr. Judge was General Manager of IBM’s Personal Computing Division, a $10 billion business unit offering a broad range of products, services, and solutions, including IBM’s ThinkPad brand of mobile computers. From 1998 to 2001, he headed up the worldwide sales, service, and support functions of IBM’s Personal Computing Division and was a member of the worldwide management committee of IBM. Prior thereto, he held various sales, marketing, and management positions with IBM. Mr. Judge serves on the Board of Directors of PMC-Sierra, Inc.

J. Robert Sebo	69	1979	Mr. Sebo retired as Senior Vice President/Director of Eastern Operations of Paychex, Inc. in December 1994, where he also held many sales and operations positions within the Company. In 1974, he started his own Paychex franchise operation in Cleveland, Ohio. For fourteen years prior to that, he held sales, marketing, and business management positions in the Cadillac Motor Car Division of General Motors Corporation.

Joseph M. Tucci	58	2000	Mr. Tucci is the President and Chief Executive Officer of EMC Corporation, a leading provider of intelligent enterprise information storage systems, software, networks, and services. From January 2000 to January 2001, he was President and Chief Operating Officer of EMC Corporation. Prior to joining EMC, Mr. Tucci served as Deputy Chief Executive Officer of Getronics NV, an information technology services company, from June 1999 through December 1999. From 1993 to June 1999, he served as Chairman and Chief Executive Officer of Wang Global, a leader in networked technology services and solutions, which was acquired by Getronics NV in June 1999.
     The Board of Directors recommends the election of each of the nominees identified above. Unless otherwise directed, the persons named in the enclosed proxy will vote the proxy FOR the election of these seven nominees.
Retiring Director
     G. Thomas Clark, a member of the Board of Directors since 1980, has declined to stand for re-election to the Board of Directors.

PROPOSAL 2 • TO AMEND THE 2002 STOCK INCENTIVE PLAN AND INCREASE THE SHARES
AVAILABLE UNDER THE 2002 STOCK INCENTIVE PLAN
Background
     The Paychex Board of Directors has approved, subject to the approval of its stockholders, amendments to the Company’s 2002 Stock Incentive Plan (the “Plan”) to (1) amend the Plan to increase the types of awards that may be granted under the Plan, and (2) increase the aggregate number of shares of common stock available for issuance under the Plan by 20,000,000 to a total of 29,107,569 (the “Plan Amendments”). Currently, the Plan authorizes the granting of common stock-based awards in the form of incentive stock options and non-qualified stock options. The Plan, as amended and restated, will additionally authorize the granting of stock appreciation rights, stock awards, restricted stock, restricted stock units and performance awards.
     The Plan Amendments are necessary to permit the Company to provide incentives and rewards to its employees and directors, to attract and retain such persons on a competitive basis and to associate the interests of such persons with those of the Company and its subsidiaries. The Plan Amendments allow greater flexibility to utilize other forms of common stock-based awards to meet the Plan’s goals. This flexibility is increasingly important as the regulatory, tax and accounting treatment of common stock-based awards continues to evolve and such changes in treatment may impact the Company’s ability to provide long-term incentives to employees and directors.
     These important considerations should be taken into account when considering the Plan Amendments.
•	The Company is a services business, and has historically issued equity incentives as a key element to attract, motivate and retain its employees.

•	The Company’s annual dilution from equity grants has been below 1% and is expected to approximate 1% after these amendments are effective.
     As of May 31, 2005, options to purchase 6,032,275 shares have been granted under the Plan, with 3,867,293 remaining available to grant under the Plan.
     If approved by the stockholders, the Plan Amendments will be effective as of the date of the Annual Meeting.
Required Vote
     Assuming the presence of a quorum, the affirmative vote of at least a majority of the shares of common stock, present at the Annual Meeting, in person or by proxy, without regard to broker non-votes, is required to approve the Plan Amendments.
     If this proposal is not approved by the Company’s stockholders, the Company’s flexibility may be limited which will impact the Company’s ability to provide incentives and rewards to its employees and directors, to attract and retain such persons on a competitive basis and to associate the interests of such persons with those of the Company and its subsidiaries.
     The Board of Directors recommends a vote FOR this Proposal 2. Unless otherwise directed, the persons named in the enclosed proxy will vote such proxies FOR this proposal.
Summary of the Plan
     A summary of the Plan, as amended and restated, appears below. It does not purport to be complete and is qualified in its entirety by reference to the provisions of the Plan itself. The complete text of the amended and restated Plan is attached to this Proxy Statement as Appendix A.
     Unless otherwise defined in this summary, capitalized terms used in this summary have the meanings given such terms in the amended and restated Plan.
     Effective Date. The amendment and restatement of the Plan was adopted by the Board of Directors on July 7, 2005, and will become effective if approved by the stockholders of the Company at the Annual Meeting.
     Administration. The amended and restated Plan will be administered by the Compensation and Governance Committee, or such other committee as may be designated by the Board of Directors to administer the Plan (the “Committee”). The Committee must be comprised of not less than such number of directors as shall be required to permit Awards to qualify under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange

Act”), and each member of the Committee must be a “Non-Employee Director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
     The Committee will have broad authority in its administration of the amended and restated Plan, including, but not limited to, the authority to interpret the Plan; to establish rules and regulations for the administration of the Plan; to select those eligible individuals to receive Awards; to determine the type, size, terms, conditions, limitations, and restrictions of Awards; and to take all other action it deems necessary or advisable to administer the amended and restated Plan. Notwithstanding the Committee’s broad authority, the exercise price of any Option and the strike price of any Stock Appreciation Right granted pursuant to the amended and restated Plan may not be subsequently “repriced” without stockholder approval.
     Eligibility. All officers, non-employee Directors, employees, consultants and advisors providing services to the Company or an Affiliate are eligible to participate in the amended and restated Plan. As of May 31, 2005, all sixteen executive officers, all seven non-employee Directors, and approximately 10,000 other officers and employees were eligible for participation in the Plan. The selection of those persons within a particular class who will receive Awards is entirely within the discretion of the Committee.
     Shares Available. The amendment and restatement of the Plan would increase the number of Shares that may be issued thereunder by 20,000,000. However, of the total number of Shares available for Awards under the amended and restated Plan, no more than 7,500,000 Shares would be available for issuance pursuant to grants of Stock Awards, Restricted Stock or Restricted Stock Units.
     Types of Awards. Awards under the amended and restated Plan may be in the form of Options, Stock Appreciation Rights, Stock Awards, Restricted Stock, Restricted Stock Units and Performance Awards, or any combination thereof.
     Award Limits. Eligible individuals may not be granted any Award the value of which is based solely on an increase in the value of Shares after the date of grant of such Award for more than 1,500,000 Shares in the aggregate in any calendar year. In addition, the maximum amount payable pursuant to all Performance Awards to any Participant in the aggregate in any calendar year is $6,000,000 in value, whether payable in cash, Shares or other property.
     Stock Options. Options may be Incentive Stock Options or Non-Qualified Stock Options for federal income tax purposes. Options vest and become exercisable at such times and upon such terms and conditions as determined by the Committee; provided, however, (a) an Option may not be exercisable more than ten years after the date it is granted, and (b) the per-Share exercise price for any Option may not be less than 100 percent of the fair market value of a Share on the day that the Option is granted, except for Options granted in assumption or replacement of outstanding stock options in connection with specified corporate transactions.
     Stock Appreciation Rights. A Stock Appreciation Right entitles the Participant upon exercise to receive a per-Share amount equal to the excess of the fair market value on the exercise date of one Share over the strike price. Stock Appreciation Rights vest and become exercisable at such times and upon such terms and conditions as determined by the Committee; provided, however, the per-Share strike price for any Stock Appreciation Right may not be less than 100 percent of the fair market value of a Share on the day that the Stock Appreciation Right is granted, except for Stock Appreciation Rights granted in assumption or replacement of outstanding stock appreciation right in connection with specified corporate transactions.
     Stock Awards. A Stock Award is an outright grant of Shares to a Participant. Stock Awards may only be made to officers and directors, must be made in lieu of salary or cash bonus, and the number of Shares awarded must be reasonable.
     Restricted Stock and Restricted Stock Units. Restricted Stock is a grant to a Participant of Shares that are subject to a vesting schedule; the holder of Restricted Stock is a stockholder of record with respect to the underlying Shares, and is entitled to vote such Shares and to receive any dividends paid on the Shares. A Restricted Stock Unit is a right that entitles the holder to receive Shares at some future date; the holder of a Restricted Stock Unit does not have the right to vote, and generally is not entitled to receive dividends on, the Shares underlying the Restricted Stock Unit until such Shares are actually issued. Restricted Stock and Restricted Stock Units must have a minimum vesting period of three years, except in the case of Restricted Stock and Restricted Stock Units that are conditioned on performance, which may have a minimum vesting period of one year.
     Performance Awards. Performance Awards are structured to qualify as deductible “performance-based” compensation for purposes of Section 162(m) of the Code. Generally, only those employees who are “covered employees” within the meaning of Section 162(m) (generally, the CEO and the other four highest paid executive officers) will receive Performance Awards. A Performance Award is conditioned upon the achievement of one or more Performance Goals, as set forth in the Plan. Performance Goals may reflect the performance of the Company as a whole or that of a particular business unit, or a relative comparison to the performance of the Company’s peer group. In addition, the Committee may designate Performance Goals to include or exclude the effect of certain items or events, including the interest on funds held for clients; changes in accounting principles or unusual items.
     Adjustments Upon Certain Corporate Events. In the event that the Committee determines that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares, then the Committee may, in such manner as it may deem equitable, appropriately adjust (a) the number and type of Shares available under the amended and restated Plan; (b) the number and type of Shares subject to outstanding Awards; or (c) the per-Share exercise price, strike price or purchase price of any outstanding Award.
     Amendment and Termination. The Board of Directors may amend, alter, suspend, discontinue or terminate the amended and restated Plan; provided, however, that the prior approval of the stockholders of the Company is required for any amendment to the amended and restated Plan that: (a) requires stockholder approval under the rules or regulations of the Securities and Exchange Commission (“SEC”), NASDAQ or other securities exchange that are applicable to the Company; (b) increases the number of Shares authorized under the Plan; (c) increases the limitations on Awards contained in the amended and restated Plan; (d) permits repricing of Options or Stock Appreciation Rights; (e) permits the grant of Options or Stock Appreciation Rights at a per-Share price less than 100 percent of the fair market value of a Share on the date of grant; or (f) would cause Section 162(m) to become unavailable with respect Awards granted under the Plan.
New Plan Benefits
     Because the benefits conveyed under the amended and restated Plan will be at the discretion of the Committee, it is not possible to determine what benefits Participants will receive under the amended and restated Plan. Further, since if approved these Plan amendments would authorize new types of Awards that were not previously available under the Plan, it is not possible to determine which, if any, of these new Awards might have been granted to any of the current Directors or officers during the past fiscal year, or if granted the amounts thereof, except that, on July 7, 2005, the Board of Directors made a conditional stock option grant under the amended and restated Plan to Jonathan J. Judge of 250,000 options to purchase common stock shares at an exercise price of $33.68 per share (the closing price on the date of grant), which will vest over four years, with one-third vesting on July 7, 2007, one-third vesting on July 7, 2008, and one-third vesting on July 7, 2009. The grant was conditioned upon stockholder approval of the amended and restated Plan.

Equity Compensation Plan Information
     The following table summarizes, as of May 31, 2005, the number of shares subject to currently outstanding options, their weighted average exercise price, and the number of shares available for future grants under the Plan, before taking into account the additional number of shares that would be authorized for issuance if this Proposal is approved:

	Number of		Number of securities
	securities to be		remaining available
	issued upon	Weighted-average	for future issuance
	exercise of	exercise price of	under equity
Plan category (in thousands)	outstanding options	outstanding options	compensation plans
Equity compensation plans approved by security holders	11,379	$29.07	3,867
Equity compensation plans not approved by security holders (1)	550	$30.68	—

Total	11,929	$29.15	3,867

(1)	Jonathan J. Judge received 550,000 options to purchase common stock on October 1, 2004 under a non-qualified stock option agreement.
Securities Act Registration
     The Company intends to register the additional Shares issuable and purchasable under the amended and restated Plan pursuant to a Registration Statement on Form S-8 as soon as practicable, subject to the stockholders’ approval of the amended and restated Plan at the Annual Meeting.
Tax Status of Plan Awards
     Introduction. The following discussion of the United States federal income tax consequences of Awards under the amended and restated Plan, as proposed, is based on present federal tax laws and regulations and does not purport to be a complete description of the federal income tax laws. Participants may also be subject to certain foreign, state and local taxes which are not described below.
     Incentive Stock Options. Pursuant to the requirements of Section 422 of the Code, only employees are eligible to receive Incentive Stock Options. If an Option is an Incentive Stock Option, no income is realized by the employee upon grant or exercise of the Incentive Stock Option, and no deduction is available to the Company at such times. If the Shares purchased upon the exercise of an Incentive Stock Option are held by the employee for at least two years from the date of the grant of such Incentive Stock Option and for at least one year after exercise, any resulting gain is taxed at long-term capital gains rates. If the Shares purchased pursuant to an Incentive Stock Option are disposed of before the expiration of that period, any gain on the disposition, up to the difference between the fair market value of the Shares at the time of exercise and the exercise price of the Incentive Stock Option, is taxed at ordinary rates as compensation paid to the employee, and the Company is entitled to a deduction for an equivalent amount. Any amount realized by the employee in excess of the fair market value of the Shares at the time of exercise is taxed at capital gains rates.
     Non-Qualified Stock Options. If an Option is a Non-Qualified Stock Option, no income is realized by the Participant at the time of grant of the Non-Qualified Stock Option, and no deduction is available to the Company at such time. At the time of exercise, ordinary income is realized by the Participant in an amount equal to the difference between the exercise price and the fair market value of the Shares on the date of exercise, and the Company receives an income tax deduction for such amount. Upon disposition, any appreciation or depreciation of the Shares after the date of exercise will be treated as capital gain or loss depending on how long the Shares have been held.
     Stock Appreciation Rights. No income is realized by a Participant at the time a Stock Appreciation Right is granted, and no deduction is available to the Company at such time. When a Stock Appreciation Right is exercised, ordinary income is realized in the amount of the fair market value at such time of the Shares received by the Participant, and the Company is entitled to a deduction of equivalent value.

     Stock Awards. Upon the grant of a Stock Award, a Participant realizes taxable income equal to the fair market value at such time of the Shares received by the Participant under such Award (less the purchase price therefor, if any), and, subject to the limitations of Section 162(m) of the Code, the Company is entitled to a corresponding tax deduction at that time.
     Restricted Stock. Upon the grant of Restricted Stock, no income is realized by a Participant (unless the Participant timely makes an election under Section 83(b) of the Code), and the Company is not allowed a deduction at that time. When the Award vests and is no longer subject to a substantial risk of forfeiture for income tax purposes, the Participant realizes taxable ordinary income in an amount equal to the fair market value at the time of vesting of the Shares of Restricted Stock which have vested (less the purchase price therefor, if any), and, subject to the limitations of Section 162(m) of the Code, the Company is entitled to a corresponding deduction at such time. If a Participant makes a timely election under Section 83(b) of the Code, then the Participant recognizes taxable ordinary income in an amount equal to the fair market value at the time of grant of the Restricted Stock (less the purchase price therefor, if any), and, subject to the limitations of Section 162(m) of the Code, the Company is entitled to a corresponding deduction at such time.
     Restricted Stock Units. Upon the grant of Restricted Stock Units, no income is realized by a Participant, and the Company is not allowed a deduction at that time. When the Award vests and is no longer subject to a substantial risk of forfeiture for income tax purposes, the Participant realizes taxable ordinary income in an amount equal to the fair market value at the time of vesting of the Shares received by the Participant under such Award (less the purchase price therefor, if any), and, subject to the limitations of Section 162(m) of the Code, the Company is entitled to a corresponding deduction at such time.
     Performance Awards. A Participant receiving a Performance Award will not recognize income and the Company will not be allowed a tax deduction at the time the Award is granted. When the Participant receives payment of the Performance Award, the amount of cash and the fair market value of any Shares received will be ordinary income to the Participant and the Company is entitled to a corresponding deduction at such time.
Stock Price
     The closing price of a Share reported on The NASDAQ Stock Market® on August 12, 2005, was $34.77 per share.

CORPORATE GOVERNANCE
Board Meetings
     The Board met six times during the fiscal year ended May 31, 2005 (“fiscal 2005”). To the extent practicable, Directors are expected to attend Board meetings and meetings of the Committees on which they serve. Each Director attended more than 75% of all meetings of the Board of Directors and of the Committees on which such Director served during fiscal 2005. Directors are encouraged to attend annual meetings of stockholders. Last year, seven Directors attended the Annual Meeting.
     In fiscal 2005, non-employee Directors were paid $25,000 annually plus $2,500 for each Board meeting attended and $1,000 for each Committee meeting attended. The Chairman of the Audit Committee, currently Mr. Flaschen, was paid an additional $1,000 for each meeting chaired. Post October 1, 2004, the Chairman of the Board receives an annual salary of $140,000 and has access to health benefits. The Chairman does not receive Director fees or Director options.
     In July 2004, each non-employee director was awarded a stock option grant under the Company’s 2002 Stock Incentive Plan for 10,000 shares of common stock at an exercise price of $31.79 per share, which expire in July 2014, except for Ms. Betsy Atkins (now retired) and Mr. Clark, whose options expire on the one year anniversaries of their departures from the Board. The exercise price of the stock options granted is equal to the market price of the underlying stock on the date of grant. Ms. Atkins has 7,500 exercisable options to purchase common stock which expire on October 5, 2005. As of October 12, 2005, Mr. Clark will have 16,667 exercisable options to purchase common stock which expire on October 12, 2006.
     The Board has determined that each of the Directors, other than Mr. Golisano and Mr. Judge, is independent within the meaning of applicable SEC and The NASDAQ Stock Market® director independence standards.
Executive Sessions
     Regularly scheduled executive sessions of the independent members of the Board of Directors without members of management are held in conjunction with meetings of the Board. The Board has selected Mr. Tucci to preside at all executive sessions of the independent Directors.
Board Committees
     The Board has the following four standing committees:
     The Executive Committee, comprised of Mr. Golisano, Mr. Horsley, and Mr. Judge (Chairman), may exercise all the powers and authority of the Board of Directors except as limited by law. The Executive Committee held no meetings during fiscal 2005.
     The Audit Committee is comprised of Mr. Clark, Mr. Flaschen (Chairman), and Mr. Inman. The Board has determined that all members of the Audit Committee meet the independence, experience, and other applicable NASDAQ listing requirements, and that Mr. Flaschen qualifies as an “Audit Committee Financial Expert,” as defined by applicable rules. This committee is primarily concerned with the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor and the performance of the Company’s internal audit function and independent auditor. The Audit Committee’s responsibilities are more fully described in the Audit Committee Charter adopted by the Board, which is accessible at the Company’s Web site, www.paychex.com. The Audit Committee held seven meetings during fiscal 2005.
     The Investment Committee is comprised of Mr. Clark, Mr. Horsley, and Mr. Inman (Chairman). This committee assists the Board in reviewing the Company’s investment policies, strategies and performance. The Investment Committee’s responsibilities are more fully described in the Investment Committee Charter adopted by the Board, which is accessible at the Company’s Web site, www.paychex.com. The Investment Committee held one meeting during fiscal 2005.
     The Governance and Compensation Committee is comprised of Mr. Flaschen, Mr. Horsley, Mr. Inman and Mr. Tucci (Chairman). The Board has determined that all members of the Governance and Compensation Committee meet the NASDAQ independence criteria. The primary responsibilities of this committee are to evaluate and determine compensation for members of the Board, Chief Executive Officer, and senior executive officers, identify, evaluate and recommend to the Board candidates for nomination for election to the Board, and provide oversight with respect to governance of the Board. The Governance and Compensation Committee’s responsibilities are more fully described in the Governance and Compensation Committee Charter adopted by the Board. Such charter was amended in 2005 and is attached as Appendix B to this Proxy Statement. The Governance and Compensation Committee held three meetings during fiscal 2005.
Nomination Process
     The Governance and Compensation Committee performs the function of a nominating committee. The Board has determined that it is necessary for the continued success of the Company to ensure that the Board is composed of individuals having a variety of complementary experience, education, training, and relationships relevant to the then-current needs of the Board and the Company. The Nomination Policy included in the Governance and Compensation Committee Charter is intended to achieve this result.
     In evaluating candidates for nomination to the Board, the Nomination Policy requires Governance and Compensation Committee members to consider the contribution that a candidate for nomination would be expected to make to the Board and the Company, based upon the current composition and needs of the Board, and the candidate’s demonstrated business judgment, leadership abilities, integrity, prior experience, education, training, relationships, and other factors that the Board determines relevant. In identifying candidates for nomination to fill vacancies created by the expiration of the term of any incumbent Director, the Nomination Policy requires Governance and Compensation Committee members to determine whether such incumbent Director is willing to stand for re-election and, if so, to take into consideration the value to the Board and to the Company of continuity and familiarity with the Company’s business. The Board has previously used a third party search firm to identify Director candidates and the charter authorizes the Governance and Compensation Committee to continue this practice.
     The Nomination Policy requires the Governance and Compensation Committee to consider candidates for nomination to the Board recommended by any reasonable source, including stockholders. Stockholders who wish to do so may recommend candidates for nomination by identifying such candidates and providing relevant biographical information in written communications to the chairperson of the Governance and Compensation Committee in accordance with the policy described below in the Section entitled “Communications with the Board of Directors.”
Communications with the Board of Directors
     The Board established procedures to enable stockholders to communicate in writing with the Board and with chairpersons of standing committees of the Board. Such written communications should be clearly marked “Stockholder—Board Communication,” and be mailed to Paychex, Inc. at 911 Panorama Trail South, Rochester, New York, 14625-2396, Attention: Corporate Secretary. In the case of communications intended for committee chairpersons, the specific committee must be identified. Any such communications that do not identify a standing committee will be forwarded to the Board. The Company Secretary will promptly forward such communications to the Board or to the appropriate standing committee of the Board, as the case may be.
Governance and Compensation Committee Interlocks and Insider Participation
     None of the members of the Governance and Compensation Committee were at any time during fiscal 2005, or at any other time, an officer or employee of the Company. During fiscal 2005, no member of the Committee or Board of Directors was an executive officer of another entity on whose compensation committee or board of directors an executive officer of Paychex served.
CODE OF ETHICS
     The Company has adopted a Code of Ethics that applies to all of its Directors, officers, and employees. The Code of Ethics is available for review on the Company’s Web site at www.paychex.com at the Investor Relations section under “Corporate Governance.” The Company intends to disclose any amendment to, or waiver from, a provision of its Code of Ethics that relates to any element of the Code of Ethics definition enumerated in Item 406 of SEC Regulation S-K by posting such information on its Web site at the address specified above.

REPORT OF THE AUDIT COMMITTEE
     The Audit Committee of the Board of Directors oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the fiscal year 2005 Annual Report on Form 10-K with management including a discussion of the quality and acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
     The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of the audited financial statements with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee reviewed with the independent registered public accountants their judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Generally Accepted Auditing Standards. The Committee discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standard No. 90 (Communications With Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent registered public accountants the accountants’ independence from management and the Company. The Audit Committee has also considered whether the independent public accountants’ provision of other non-audit services to the Company is compatible with the accountants’ independence. The Audit Committee held seven meetings during fiscal 2005.
     The Audit Committee discussed with the Company’s internal auditors and independent registered public accountants the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
     During the course of the fiscal year 2005, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee was kept informed of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management, the internal auditors and independent registered public accountants at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting.
     In reliance on the reviews and discussions referred to above, the Audit Committee recommended and the Board of Directors approved that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee will recommend to the Board of Directors, which will approve, the selection of the Company’s independent public accountants.
The Audit Committee:
David J. S. Flaschen, Chairman
G. Thomas Clark
Grant M. Inman

REPORT OF THE GOVERNANCE AND COMPENSATION COMMITTEE
     The Governance and Compensation Committee of the Board of Directors is responsible for making recommendations with respect to executive officers’ salaries and grants of stock options to the Company’s employees. The Governance and Compensation Committee’s recommendations are presented to the Board for discussion and decision.
     The compensation for executive officers is designed to be competitive with companies of similar size and performance, reward exceptional individual performance, tie compensation to overall Company objectives, and align the interest of executive officers with the interests of the stockholders. The components of the compensation program are base salary, annual incentive bonus, and stock option awards under the Company’s 2002 Stock Incentive Plan.
Base Salary and Annual Incentive Plan (Bonus)
     Annual compensation is composed primarily of base salary and an annual incentive bonus. The salaries of the executive officers are determined based on their performance and comparisons with base salaries paid to executive officers having similar responsibilities in comparable companies. The Governance and Compensation Committee and the Board have instituted an Officer Incentive Program for fiscal year 2005, which provides for the executive officers, other than the Chief Executive Officer, the opportunity for annual cash bonuses of up to 50% of base salary based primarily on the Company’s annual revenue and operating income growth. The purpose of this bonus plan is to make a significant component of the executive officers’ annual compensation tied directly to overall Company financial performance.
Stock Incentive Plan
     The Company’s 2002 Stock Incentive Plan is designed to align executive officers’ compensation with long-term performance of the Company’s stock. Stock options are granted to executive officers in amounts based upon their individual performance. Stock options are granted at fair market value as of the date of the grant, and have a term of up to ten years. These options vest one-third each year commencing two years after the date of the grant. Stock options provide incentive for the executive officers to create stockholder value over the long term.
Compensation of Chief Executive Officer
     The Governance and Compensation Committee meets annually without the Chief Executive Officer to evaluate his performance and recommends to the Board the compensation to be paid to him. In performing that function, the Governance and Compensation Committee reviews the range and components of compensation paid to CEOs of other public companies. In particular, the Governance and Compensation Committee looks to those public companies whose size and performance are similar to those of Paychex, Inc.
     Mr. Golisano’s compensation during fiscal 2005 for his services as President and Chief Executive Officer was $276,923, which on an annualized basis reflected an increase from fiscal 2004 of 4%. His compensation was based in part on the Governance and Compensation Committee’s evaluation of the Company’s performance. Mr. Golisano was not paid a bonus in fiscal 2005, compared with a bonus of approximately 39% of his base salary for fiscal 2004. Mr. Golisano’s fiscal 2004 bonus was determined based on the Company’s Officer Incentive Plan described above.
     On October 1, 2004, Mr. Golisano resigned from the positions of President and Chief Executive Officer. At that time, Jonathan J. Judge joined the Company in those positions and his base salary was set at $800,000 annually. Mr. Judge’s compensation is reflective in part by the Governance and Compensation Committee’s evaluation of the Company’s performance in revenue, profitability, return on stockholders’ equity, and other areas. Mr. Judge earned a bonus of approximately 113% of his prorated base salary for fiscal 2005. Mr. Judge’s bonus for fiscal 2005 was determined pursuant to his employment agreement under which he was entitled to an annual bonus of up to 100% of his base salary with a payout range from 20% to 100% depending on achievement of the Company objectives described in his employment agreement plus any bonus awards recommended by the Compensation Committee and approved by the Board of Directors for over-achievement of operating objectives. In fiscal 2005, Paychex achieved its fifteenth straight year of record revenues and net income. The Company’s total revenues increased 12% and net income increased 22% in fiscal 2005 over the prior year’s figures, while return on stockholders’ equity was 28%.

     Mr. Judge’s employment agreement provides for a three-year term. Pursuant to the employment agreement, Mr. Judge received an initial grant of an option to purchase 650,000 shares of the Company’s common stock and is eligible to receive additional options to acquire shares of the Company’s common stock in the future, based upon his performance, the recommendations of the Governance and Compensation Committee, and option pool availability. Mr. Judge is also eligible to participate in the Company’s healthcare plans, life insurance and disability plans, insurance, 401(k) plan, Deferred Compensation Plan and indemnification and other standard benefits available to the Company’s senior executive officers.
     Mr. Judge’s employment agreement provides that in the event that the Company terminates Mr. Judge’s employment other than for “cause” (as defined in the employment agreement), or if Mr. Judge terminates his employment for “good reason” (as defined in the employment agreement) the Company must pay him one year’s annual salary, plus a cash bonus, and any options included in his initial option grant that have not been previously vested shall vest and become exercisable immediately.
     Pursuant to his employment agreement, Mr. Judge also received reimbursement of expenses incurred for relocation to Rochester, New York in accordance with the Company’s relocation policy. Such reimbursed expenses amounted to $15,500 for fiscal 2005. In addition, Mr. Judge was reimbursed $12,500 for legal services he incurred in connection with the negotiation of his employment agreement.
Compensation of Other Executive Officers
     The Governance and Compensation Committee sets compensation for executive officers other than the CEO after the CEO provides the Governance and Compensation Committee with his evaluation of the performance of each executive officer and his recommendation with respect to base salary, bonus, and stock options. Governance and Compensation Committee members discuss his recommendations in light of their own experiences and familiarity with levels and components of compensation for persons with similar responsibilities in other public companies. The goal of the Governance and Compensation Committee is to compensate fairly for the job done, to reward extraordinary performance or promise, and to encourage long-term identification with stockholder interests through the award of stock options under the Company’s 2002 Stock Incentive Plan. Company performance is also considered.
Impact of Section 162(m) of the Internal Revenue Code
     Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of annual compensation paid to certain executive officers to $1 million, unless specified requirements are met. The Governance and Compensation Committee has carefully considered the impact of this provision. At this time, it is the Governance and Compensation Committee’s intention to continue to compensate all executive officers based on overall performance. The Governance and Compensation Committee expects that most compensation paid to executive officers will qualify as a tax-deductible expense. For fiscal 2005, the Governance and Compensation Committee authorized compensation in excess of $1 million for Mr. Judge. The Governance and Compensation Committee may in the future authorize compensation that is not deductible. The 2002 Stock Incentive Plan is designed to provide incentive compensation that will not count against the $1 million limitation.
The Governance and Compensation Committee:
Joseph M. Tucci, Chairman
David J. S. Flaschen
Phillip Horsley
Grant M. Inman

EXECUTIVE OFFICER COMPENSATION
     The following table sets forth certain compensation information for the Company’s Chief Executive Officer and the Company’s four other most highly compensated executive officers.
SUMMARY COMPENSATION TABLE

				Long-term
				Compensation
				Number of
				Common Shares
				Underlying
		Annual Compensation		Options	All Other
Name and Principal Position	Fiscal Year	Salary	Bonus	Granted	Compensation(1)
Jonathan J. Judge (2), (4)	2005	$510,769	$605,104	650,000	$—
President and Chief Executive Officer

B. Thomas Golisano (2), (3)	2005	$276,923	$—	—	$1,777
Chairman (formerly President	2004	$797,690	$313,328	—	$6,000
and Chief Executive Officer)	2003	$776,540	$309,660	—	$6,000

Walter Turek	2005	$377,367	$172,140	25,000	$6,290
Senior Vice President,	2004	$355,220	$149,301	10,000	$6,216
Sales and Marketing	2003	$339,030	$124,165	10,000	$5,626

John M. Morphy	2005	$373,679	$171,009	30,000	$5,733
Senior Vice President,	2004	$352,150	$139,385	25,000	$6,411
Chief Financial Officer, and Secretary	2003	$321,755	$128,440	20,000	$5,695

Martin Mucci	2005	$366,654	$168,280	30,000	$6,332
Senior Vice President, Operations	2004	$337,425	$133,556	25,000	$6,354
	2003	$257,040	$123,070	40,000	$1,611

Diane Rambo	2005	$310,747	$138,781	15,000	$6,138
Vice President,	2004	$299,485	$113,428	10,000	$6,182
Human Resource Services	2003	$285,530	$113,860	10,000	$5,640

(1)	The amounts reported in this column consist solely of the Company’s matching contributions under the Paychex, Inc. 401(k) Incentive Retirement Plan.

(2)	Mr. Judge joined Paychex in October 2004 as the President and Chief Executive Officer. Mr. Golisano retired as President and Chief Executive Officer of the Company in October 2004 and remains as the Chairman of the Board of Directors.

(3)	Since October 1, 2004, Mr. Golisano has served as Chairman of the Board of Directors and received as compensation an annual salary of $140,000, which is not included in this table.

(4)	The amount does not include relocation and legal expenses incurred by the Company on behalf of Mr. Judge, as more fully described in the Report of the Governance and Compensation Committee.

OPTION GRANTS IN LAST FISCAL YEAR
     The following table sets forth stock options granted in fiscal 2005 to the Company’s Chief Executive Officer and the Company’s four other most highly compensated executive officers. Under SEC regulations, companies are required to project an estimate of appreciation of the underlying shares of stock during the option term.

	Individual Grants				Potential Realizable
	Number of	% of Total			Value at Assumed
	Common Shares	Options			Annual Rates of Stock
	Underlying	Granted to	Exercise		Price Appreciation
	Options	Employees	Price Per	Expiration	for Option Term (2)
Name	Granted (1)	in 2005	Share	Date	5%	10%
Jonathan J. Judge(3)	650,000	24.45%	$30.68	10/01/2014	$12,541,417	$31,782,412

B. Thomas Golisano	—	—	—	—	—	—

Walter Turek	25,000	0.94%	$31.79	7/08/2014	$499,814	$1,266,627

John M. Morphy	30,000	1.13%	$31.79	7/08/2014	$599,777	$1,519,952

Martin Mucci	30,000	1.13%	$31.79	7/08/2014	$599,777	$1,519,952

Diane Rambo	15,000	0.56%	$31.79	7/08/2014	$299,888	$759,976

(1)	Non-qualified stock options were granted under the Paychex, Inc. 2002 Stock Incentive Plan. Options are granted at prices not less than 100% of the fair market value of the common stock at the date of the grant. The options granted are exercisable after two years in cumulative annual installments of 33 1/3% and expire after a term of ten years from the date of the grant.

(2)	In accordance with SEC rules, these columns show potential realizable values net of the option exercise price, but before any potential income taxes, assuming the market price of the Company’s common stock appreciates from the date of the grant over a period of ten years at the annualized rates of five and ten percent, respectively. However, the ultimate value will depend on the market value of the Company’s stock at a future date, which may or may not correspond to the projections above.

(3)	Mr. Judge received his stock option grant pursuant to his employment agreement dated October 1, 2004, of which 100,000 were granted under the Company’s 2002 Stock Incentive Plan and 550,000 were granted under a non-qualified stock option agreement.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES
     The following table sets forth stock options exercised in fiscal 2005 by the Company’s Chief Executive Officer and the Company’s four other most highly compensated executive officers, and the number and value of all unexercised options at May 31, 2005. The value of “in-the-money” options refers to options having an exercise price that is less than the market price of the Company’s common stock at May 31, 2005 of $28.88.

	Number of		Number of Common Shares		Value of Unexercised
	Common Shares		Underlying Unexercised		In-The-Money Options
	Acquired on	Net Value	Options at May 31, 2005		at May 31, 2005 (2)
Name	Exercise	Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Jonathan J. Judge	—	$—	—	650,000	$—	$—

B. Thomas Golisano	—	$—	—	—	$—	$—

Walter Turek	68,345	$2,096,244	175,012	48,333	$2,785,912	$4,933

John M. Morphy	—	$—	31,667	73,333	$4,934	$9,866

Martin Mucci	—	$—	13,334	81,666	$3,700	$7,400

Diane Rambo	—	$—	62,417	38,333	$302,707	$4,933

(1)	Represents the market value of the Company’s common stock at the exercise date less the exercise price.

(2)	Represents the difference between the exercise price of the stock options and the $28.88 per share closing price of the Company’s common stock on May 31, 2005, for all in-the-money options held by each named executive officer. The in-the-money stock option exercise prices range from $5.98 per share to $28.14 per share. These stock options were granted at exercise prices equal to the fair market value of the stock on the date of the grant.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
DIRECTORS, AND MANAGEMENT
     The following table sets forth information, based upon reports filed by such persons with the SEC, as of July 29, 2005, with respect to the beneficial ownership of common stock of the Company by (i) any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who is known by the Company to be the beneficial owner of more than five percent (5%) of the Company’s voting securities, (ii) each Director and nominee for Director of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table, and (iv) all Directors and officers of the Company as a group.

	Amount of
	Beneficial
	Ownership of	Percent of
Name	Common Stock (1)	Class (1)
More than 5% owners:
B. Thomas Golisano (3), (4)	39,282,985	10.3%
911 Panorama Trail South
Rochester, NY 14625

Directors:
Jonathan J. Judge	1,180	*	*
G. Thomas Clark (2), (3), (4)	924,595	*	*
David J. S. Flaschen (2)	41,417	*	*
B. Thomas Golisano (3), (4)	39,282,985	10.3%
Phillip Horsley (2)	248,817	*	*
Grant M. Inman (2)	186,870	*	*
J. Robert Sebo (2), (4)	3,309,105	*	*
Joseph M. Tucci (2)	39,167	*	*

Named Executive Officers:
Jonathan J. Judge	1,180	*	*
Walter Turek (2), (4)	698,790	*	*
John M. Morphy (2)	55,514	*	*
Martin Mucci (2)	28,543	*	*
Diane Rambo (2)	94,212	*	*

All Directors and Officers of the Company as a Group (23 persons) (2)	44,985,572	11.8%

**	Indicated percentage is less than 1%.

(1)	Based upon the number of shares of common stock outstanding and deemed outstanding as of July 29, 2005. Under the rules of the SEC, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or disposition power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days by exercise of options.

(2)	Includes shares that may be acquired upon exercise of stock options, which are exercisable on or prior to September 27, 2005. The shares beneficially owned include: Mr. Clark — 16,667 shares; Mr. Flaschen — 29,167 shares; Mr. Horsley — 16,667 shares; Mr. Inman — 16,667 shares; Mr. Sebo — 67,292 shares; Mr. Tucci — 39,167 shares; Mr. Morphy — 51,667 shares; Mr. Mucci — 26,668 shares; Ms. Rambo — 75,751 shares; Mr. Turek — 188,346 shares; and all Directors and officers as a group — 1,069,868 shares.

(3)	Included in shares beneficially owned for Mr. Golisano and Mr. Clark are 585,568 shares owned by the B. Thomas Golisano Foundation for which Mr. Golisano and Mr. Clark are Trustees of a six-member Board of Trustees. Mr. Clark disclaims beneficial ownership of the 585,568 shares.

(4)	Included in shares beneficially owned are the following number of shares held in the names of family members or other entities: Mr. Clark — 237,034 shares; Mr. Golisano — 13,035 shares; Mr. Sebo — 2,566,905 shares; and Mr. Turek — 1,670 shares.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
     The Company’s independent registered public accounting firm since 1983 has been Ernst & Young LLP. The Audit Committee expects to recommend that the Board of Directors reappoint this firm for fiscal year 2006. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders and to be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.
     The following table shows the aggregate fees for professional services rendered for the Company by Ernst & Young LLP for the fiscal years ended:

	May 31,
	2005	2004
Audit fees	$477,400	$331,100
Audit related fees	279,600	189,400
Tax fees	60,800	27,500

Total fees	$817,800	$548,000

     Audit fees for the fiscal years ended May 31, 2005 and 2004, respectively, were for professional services rendered for the audit of the Company’s consolidated financial statements, and reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q. For the fiscal year ended May 31, 2005, audit fees included amounts for professional services rendered for the audits of (a) management’s assessment of the effectiveness of internal control over financial reporting and (b) the effectiveness of internal control over financial reporting.
     Audit related fees for the fiscal years ended May 31, 2005 and 2004, respectively, were for internal control reviews, employee benefit plan audits, various statutory audits, and other reports.
     Tax fees for the fiscal years ended May 31, 2005 and 2004, respectively, were for services related to tax advice.
Audit Committee Policy on Pre-Approval of Services of Independent Registered Public Accountants
     The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accountants. The Audit Committee pre-approved all such audit and permissible non-audit services provided by the independent registered public accountants during the fiscal year ended May 31, 2005.

PERFORMANCE GRAPH
     The following graph shows a five-year comparison of the total cumulative returns of investing $100 on May 31, 2000, in Paychex, Inc. common stock, the S&P Data Processing and Outsourced Services (the “S&P S(DP)”) Index, and the S&P 500 Index. The S&P S(DP) Index includes a representative peer group of companies, and includes Paychex, Inc. Since September 1998, the Company has been a participant in the S&P 500 Index, a market group of companies with a larger than average market capitalization. All comparisons of stock price performance shown assume reinvestment of dividends.

May 31,	2000	2001	2002	2003	2004	2005
Paychex, Inc.	$100	$111	$101	$90	$113	$88
S&P 500	$100	$89	$77	$71	$84	$91
S&P S(DP)	$100	$113	$119	$95	$105	$102
     There can be no assurance that the Company’s stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will neither make nor endorse any predictions as to future stock performance.

STOCKHOLDER PROPOSAL
Stockholder Proposal
     The AFSCME Employees Pension Plan, 1625 L Street, N.W., Washington, D. C. 20036, has notified us that it intends to present the following proposal at this year’s annual meeting:
  “Resolved that the stockholders of Paychex, Inc. (“Paychex” or the “Company”) amend Article II, section 9 of the bylaws to add the following sentence immediately before the last sentence in that section:
  “Directors shall be elected by a majority of the shares present in person or represented by proxy, provided a quorum is present at the meeting.”
“Supporting Statement”
  “Currently, Paychex uses a plurality voting standard for director elections, which means that the nominee who receives the most votes will be elected. Nearly all corporate director elections, including the last 10 at Paychex, are uncontested; in other words, there is only one candidate for each open seat. (Harvard Law School Professor Lucian Bebchuk has estimated that there were only about 80 contested elections at public companies from 1996 to 2002.) In uncontested situations, a plurality voting standard ensures that a nominee will be elected even if holders of a majority of shares voting exercise their right to withhold support from the nominee on the proxy card. Indeed, under plurality voting, a nominee could be elected by a single share.”
  “Section 216 of the Delaware General Corporation law allows a corporation to deviate from the plurality voting default standard by establishing a different standard in its charter or bylaws. This proposal would do that by amending Paychex’s bylaws to require directors to be elected by a majority of shares voting at a meeting.”
  “We believe that a majority vote standard for director election would foster a more robust system of board accountability. Under the case law of Delaware, where Paychex is incorporated, the power of stockholders over director election is supposed to be a safety valve that justifies giving the Board substantial discretion to manage the corporation’s business and affairs. Requiring a nominee to garner majority support among stockholders — thus giving stockholders’ withhold votes real meaning — would help restore this safety valve.”
  “We believe Paychex shareholders would benefit from increased accountability, where in 2004, holders of approximately 36% of shares voted withheld support from a director. A growing number of shareholders appear to agree with our concerns. The Council of Institutional Investors recently adopted a new policy in favor of majority voting in director elections. At 2005 annual meetings, majority election proposals are receiving strong investor support, with one receiving a majority of votes at Marathon Oil.”
  “We urge stockholders to vote FOR this proposal.”
Required Vote
     Assuming the presence of a quorum, the affirmative vote of at least a majority of the shares of common stock present at the Annual Meeting, in person or by proxy, without regard to broker non-votes, is required to approve this stockholder proposal.
Our Board of Directors recommends a vote AGAINST this proposal. Unless otherwise directed, the persons named in the enclosed proxy will vote the proxy AGAINST this proposal.
The Board of Directors’ Statement in Opposition to the Proposal:
     The Board of Directors believes that the AFSCME proposal is not in the best interests of the stockholders or the Company, and recommends a vote against the proposal. Paychex directors are elected by a “plurality” vote standard, meaning that those nominees for election to the Board that receive the greatest number of votes are elected. Paychex has a history of electing, by plurality, strong, independent Boards. In the past several years, the average affirmative vote for the directors has been greater than 85% of the shares voted. Plurality voting for director elections is standard under Delaware (and other states) corporate law and is used by many of the largest corporations in the United States, including corporations that have been recognized as leaders in corporate governance. The rules governing plurality voting are well understood and a plurality voting system does not prevent stockholders from challenging and defeating board nominees.

     While the concept of majority voting for the election of directors may initially appear straightforward and democratic, the Board believes that the AFSCME proposal is incomplete in that it does not address what would occur in the event a candidate does not receive a majority vote, and would likely result in unintended consequences that do not benefit stockholders. For instance, in the event that an incumbent director in an uncontested election failed to receive a majority vote for re-election, that director, although not elected by the stockholders, would nonetheless remain on the Board indefinitely as a “holdover” until a successor was elected by majority vote at a subsequent stockholder meeting or until resignation. In the event that a non-incumbent director in an uncontested election failed to receive a majority vote for election, the result would be a vacancy on the Board that would be filled by the directors, not stockholders. The Board believes that neither of these results is beneficial to stockholders, improves accountability or is an improvement over the current system of plurality voting. These concerns are exacerbated in the case of a contested election where there are two or more candidates for a single director position and there is an increased likelihood that no candidate will receive a majority or greater vote.
     In addition to being incomplete, the Board believes that the AFSCME proposal is premature. Majority voting for the election of directors has become a popular issue in recent years and has been receiving increasing press coverage and scholarly debate. The American Bar Association Section of Business Law Committee on Corporate Laws has undertaken an analysis of legal issues relating to voting for directors, including a majority vote requirement, and has published a Discussion Paper dated June 22, 2005. The purpose of the Discussion Paper is to elicit input and suggestions of alternative courses of action. There is also a Working Group of ten major publicly traded companies and certain stockholder groups which has been formed to study issues related to majority voting for the election of directors. The Working Group is expected to release recommendations next year. It is anticipated that the result of this work will be the development and refinement of best practices related to voting for the election of directors and alternative proposals for modifying the current system of plurality voting that address the problems and unanticipated consequences associated with the AFSCME proposal.
     Company management and the Board intend to follow and evaluate the progress of these and other groups and to carefully consider whether changes to the current system are appropriate and in the best interests of the stockholders and the company. In the meantime, the Board believes that the AFSCME proposal (i) fails to achieve its stated objectives, (ii) is incomplete, (iii) will lead to unintended and undesirable consequences, and (iv) is not in the best interests of the stockholders and the Company. For these reasons, the Board recommends that you vote against the AFSCME proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Directors, officers, and beneficial owners of more than 10% of the Company’s common stock to file with the SEC reports of transactions in the stock. Based on information supplied to the Company and filings made with the SEC, the Company believes that during the fiscal year ended May 31, 2005, all Section 16(a) filing requirements applicable to its Directors, officers, and greater than ten percent beneficial owners were complied with, with the exception of one late filing for Ms. Kathleen Brown, the former controller of the Company, covering a transaction involving 100 shares.
OTHER MATTERS AND INFORMATION
Certain Relationships and Related Transactions
     Mr. Tucci is the President and Chief Executive Officer of EMC Corporation. During fiscal 2005, the Company purchased through negotiated transactions approximately $2.5 million of data processing equipment and software from EMC Corporation. Mr. Golisano is the owner of Rochester Aviation, Inc. from which the Company purchased approximately $86,000 of aviation services in fiscal 2005. Mr. Golisano also owns the Buffalo Sabres of the National Hockey League, for which the Company provided an insignificant amount of payroll and other human resource services in fiscal 2005. Mr. Golisano is a member of the Board of Directors of Iron Mountain Incorporated from which the Company purchased approximately $130,000 of services in fiscal 2005.
Proposals for Next Year’s Annual Meeting
     Stockholder proposals, which are intended to be presented at the 2006 Annual Meeting of Stockholders for inclusion in the Company’s Proxy Statement pursuant to SEC Rule 14a-8, must be received by the Company at its executive offices on or before May 3, 2006. Any such proposals must be submitted in accordance with applicable SEC rules and regulations.
     Stockholder proposals, which are intended to be presented at the 2006 Annual Meeting of Stockholders and which are submitted and not included in the Company’s Proxy Statement other than in accordance with the procedures specified in SEC Rule 14a-8, will be considered untimely if not received by the Company’s Secretary at least 45 days prior to the anniversary of the date on which the Company first mailed its proxy materials for its 2005 Annual Meeting of Stockholders.
Other Actions at the Annual Meeting
     As of the date of this Proxy Statement, management does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their judgment.
Cost of Solicitation of Proxies
     The Company will pay the cost of solicitation of proxies. The Company will reimburse any banks, brokers and other custodians, nominees, and fiduciaries for their expenses in forwarding proxies and proxy solicitation material to the beneficial owners of the shares held by them. In addition to solicitation by use of the mails, Directors, officers and regular employees of the Company, without extra compensation, may solicit proxies personally or by telephone or other telecommunication.
Delivery of Proxy Materials and Annual Report
     The Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card, and 2005 Annual Report are being mailed to stockholders on or about August 31, 2005. You may also obtain a copy of the Company’s Annual Report on Form 10-K filed with the SEC, without charge, upon written request submitted to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Corporate Secretary.
     Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more stockholders reside, if they appear to be members of the same family, unless otherwise requested. This procedure, called “householding”, allows the Company to reduce printing and mailing expenses of delivering duplicate disclosure materials to stockholders who may have more than one stock account or who share an address with another Paychex stockholder. Only one Annual Report and Proxy Statement is being delivered to multiple stockholders who share an address and who have affirmatively elected to participate in householding unless the Company has subsequently received contrary instructions from one or more of such stockholders. Stockholders who participate in householding will continue to receive separate proxy cards.
     If you are a registered stockholder (owning your stock directly and not through a bank or broker) who shares an address with another stockholder of record, you may be eligible for householding for future mailings. If you wish to affirmatively consent to participate in householding, please indicate “Yes” in the householding election on your proxy card. If you wish to continue to receive separate annual reports and proxy statements for each account in your household, you must withhold your consent to householding by indicating “No” in the householding election on your proxy card. If you do not respond, your consent will be implied, and householding of future mailings will start sixty days after the mailing of this Proxy Statement. Affirmative or implied consent will be perpetual unless you withhold it or revoke it.
     You may revoke your consent at any time by calling toll-free (800) 542-1061 or by writing to ADP-Investor Communication Services, 51 Mercedes Way, Edgewood, New York, 11717, Attention: Householding Department. If you revoke your consent, you will be removed from the householding program within thirty days of receipt of your revocation, and each stockholder at your address will receive individual copies of our disclosure documents.
     The Company hereby undertakes to deliver upon oral or written request a separate copy of its Proxy Statement and Annual Report to a security holder at a shared address to which a single copy was delivered. If such stockholder wishes to receive a separate copy of such documents, please contact Terri Allen, Investor Relations, either by calling toll-free (800) 828-4411 or by writing to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Investor Relations.
     If you own Paychex stock beneficially through a bank or broker, you may already be subject to householding if you meet the criteria. If you wish to receive a separate Annual Report and Proxy Statement in future mailings, you should contact your bank or broker.
Electronic Access to Proxy Materials and Annual Report
     The Notice of Annual Meeting of Stockholders, Proxy Statement, and 2005 Annual Report are also available on the Company’s Web site at www.paychex.com. Instead of receiving paper copies of the Annual Report and Proxy Statement in the mail, stockholders can elect to receive an e-mail message, which will provide a link to these documents on the Internet. Opting to receive your proxy materials online saves the Company the cost of producing and mailing bulky documents. To give your consent to receive future documents via electronic delivery, please vote your proxy via the Internet and follow the instructions to register for electronic delivery.

APPENDIX A
PAYCHEX, INC.
2002 STOCK INCENTIVE PLAN
(as amended and restated effective October 12, 2005)
1. Purpose.
     The purposes of the Plan are to provide long-term incentives and rewards to employees, directors or other persons responsible for the success and growth of the Company and its Affiliates, to attract and retain such persons on a competitive basis and to associate the interests of such persons with those of the Company and its Affiliates.
2. Amendment and Restatement; Effective Date & Duration.
     The Plan was adopted by the Board of Directors on July 11, 2002, became effective on August 1, 2002 and was approved by the stockholders of the Company at the annual meeting of the stockholders held on October 17, 2002. This amendment and restatement of the Plan was adopted by the Board of Directors on July 7, 2005 and shall become effective upon the approval thereof by the stockholders of the Company at the annual meeting of the stockholders to be held on October 12, 2005. The Plan is unlimited in duration and, in the event of the termination of the Plan, shall remain in effect as long as any Awards under it are outstanding; provided, however, that to the extent required by the Code, (i) no Incentive Stock Option may be granted on a date that is more than ten years from the date that this amendment and restatement of the Plan is approved by stockholders, and (ii) no Performance Award may be granted on a date that is more than five years from the date that this amendment and restatement of the Plan is approved by stockholders unless the Performance Goals upon which such Performance Award is based have been resubmitted to and approved by the stockholders of the Company within the five-year period preceding such date.
3. Definitions.
     As used in the Plan, the following terms shall have the meanings set forth below:
          (a) “Affiliate” means (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.
          (b) “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Stock Award granted under the Plan.
          (c) “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award granted under the Plan. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.
          (d) “Board” means the Board of Directors of the Company.
          (e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.
          (f) “Committee” means the Compensation and Governance Committee of the Board or any successor committee of the Board designated by the Board to administer the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m). The Company expects to have the Plan administered in accordance with the requirements for the award of “qualified performance-based compensation” within the meaning of Section 162(m).

          (g) “Company” means Paychex, Inc.
          (h) “Director” means a member of the Board.
          (i) “Eligible Person” means any officer, non-employee Director, employee, consultant or advisor providing services to the Company or an Affiliate whom the Committee determines to be an Eligible Person. An Eligible Person must be a natural person.
          (j) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations promulgated thereunder.
          (k) “Fair Market Value” means, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, unless otherwise determined by the Committee, the Fair Market Value of Shares on a given date for purposes of the Plan shall be the closing sale price of the Shares on NASDAQ, as reported in the consolidated transaction reporting system on such date or, if NASDAQ is not open for trading on such date, on the most recent preceding date when NASDAQ is open for trading.
          (l) “Incentive Stock Option” means an option granted under Section 7(a) that is intended to meet the requirements of Section 422 of the Code.
          (m) “Non-Qualified Stock Option” means an option granted under Section 7(a) that is not intended to be an Incentive Stock Option.
          (n) “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.
          (o) “Participant” means an Eligible Person designated to be granted an Award.
          (p) “Performance Award” means any right granted under Section 7(e).
          (q) “Performance Goal” means one or more of the following performance goals, either individually, alternatively or in any combination, applied on a corporate, subsidiary or business unit basis, in each case, as determined by the Committee: total revenue or service revenue, earnings per share, net income, operating income, stockholder return, return on investment, return on assets, return on equity or return on capital. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. Pursuant to rules and conditions adopted by the Committee on or before the 90th day of the applicable performance period for which Performance Goals are established, the Committee may appropriately adjust any evaluation of performance under such goals to include or exclude the effect of certain events, including any of the following events: interest on funds held for clients; asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to entering or exiting certain business activities; and gains or losses from the acquisition or disposition of businesses or assets or from the early extinguishment of debt, or other unusual items, as determined by the Committee.
          (r) “Plan” means this Paychex, Inc. 2002 Stock Incentive Plan, as amended and restated.
          (s) “Restricted Stock” means an Award of restricted Shares granted under Section 7(d). Restricted Stock shall cease to be Restricted Stock at the time that such restrictions and risks of forfeiture lapse in accordance with the terms of this Plan or the applicable Award Agreement.
          (t) “Restricted Stock Unit” means a unit granted under Section 7(d) evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.
          (u) “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation.
          (v) “Section 162(m)” means Section 162(m) of the Code and the applicable treasury regulations promulgated thereunder.
          (w) “Section 409A” means Section 409A of the Code and related treasury regulations and pronouncements.

          (x) “Shares” means shares of $.01 par value common stock of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 5(c).
          (y) “Stock Appreciation Right” means any right granted under Section 7(b).
          (z) “Stock Award” means an Award of Shares granted under Section 7(c).
4. Administration.
          (a) Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement, provided, however, that, except as otherwise provided in Section 5(c), the Committee shall not reprice, adjust or amend the exercise price of Options or the strike price of Stock Appreciation Rights previously awarded to any Participant, whether through amendment, cancellation and replacement grant, or any other means; (vi) except as otherwise provided in this Plan, accelerate the exercisability of any Award or the lapse of restrictions relating to any Award; (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (viii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder of the Award or the Committee; (ix) interpret and administer the Plan and any instrument or agreement, including any Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant and any holder or beneficiary of any Award or Award Agreement.
          (b) Delegation. The Committee may delegate its powers and duties under the Plan to one or more Directors (including a Director who is also an officer of the Company) or a committee of Directors, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under the Plan (i) with regard to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act or (ii) in such a manner as would cause the Plan not to comply with the requirements of Section 162(m). In addition, the Committee may authorize one or more officers of the Company to grant Options under the Plan, subject to the limitations of Section 157 of the Delaware General Corporation Law; provided, however, that such officers shall not be authorized to grant Options to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act.
          (c) Power and Authority of the Board of Directors. Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Section 162(m), Section 16 of the Exchange Act, NASDAQ or any other securities exchange the rules of which are applicable to the Company, or other pertinent laws.

5. Shares Available for Awards.
          (a) Shares Available. Subject to adjustment as provided in Section 5(c), the aggregate number of Shares that may be issued under all Awards under the Plan shall be the sum of (i) 27,500,000, plus (ii) any Shares available under the Company’s 1998 Stock Incentive Plan as of August 1, 2002, plus (iii) any Shares that become available under the Company’s 1998 Stock Incentive Plan after August 1, 2002 upon the expiration, termination, forfeiture or cancellation of options issued thereunder. Shares to be issued under the Plan may be either authorized but unissued Shares, or Shares that have been reacquired by the Company and designated as treasury shares. If an Award terminates or is forfeited or cancelled without the issuance of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such termination, forfeiture, cancellation or other event, shall again be available for granting Awards under the Plan. If the Shares underlying an Award of Restricted Stock are forfeited or otherwise reacquired by the Company prior to vesting, whether or not dividends have been paid on such Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award of Restricted Stock, to the extent of any such forfeiture or reacquisition by the Company, shall again be available for granting Awards under the Plan. In the case of a Stock Appreciation Right, the number of shares available for issuance under the Plan shall be reduced by the number of Shares underlying the Stock Appreciation Right, and not just the Shares actually issued upon the exercise of the Stock Appreciation Right.
          (b) Accounting for Awards. For purposes of this Section 5, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan.
          (c) Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards; (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards; and (iii) the purchase or exercise price with respect to any Award.
          (d) Award Limitations.
               i. Section 162(m) Limitation for Certain Types of Awards. No Eligible Person may be granted Options, Stock Appreciation Rights or any other Award or Awards the value of which is based solely on an increase in the value of the Shares after the date of grant of such Award or Awards, for more than 1,500,000 Shares (subject to adjustment as provided in Section 5(c)) in the aggregate in any calendar year. The foregoing annual limitation specifically includes the grant of any Award or Awards representing “qualified performance-based compensation” within the meaning of Section 162(m).
               ii. Section 162(m) Limitation for Performance Awards. The maximum amount payable pursuant to all Performance Awards to any Participant in the aggregate in any calendar year shall be $6,000,000 in value, whether payable in cash, Shares or other property. This limitation does not apply to any Award subject to the limitation contained in Section 5(d)i.
               iii. Plan Limitation on Restricted Stock, Restricted Stock Units and Stock Awards. No more than 7,500,000 Shares, subject to adjustment as provided in Section 5(c), shall be available under the Plan for issuance pursuant to grants of Restricted Stock, Restricted Stock Units and Stock Awards; provided, however, that if any Awards of Restricted Stock Units terminate or are forfeited or cancelled without the issuance of any Shares or if the Shares underlying an Award of Restricted Stock are forfeited or otherwise reacquired by the Company prior to vesting, whether or not dividends have been paid on such Shares, then the Shares subject to such termination, forfeiture, cancellation or reacquisition by the Company shall again be available for grants of Restricted Stock, Restricted Stock Units and Stock Awards for purposes of this limitation on grants of such Awards. Grants of Stock

Awards other than Awards of Restricted Stock shall only be made to officers and directors of the Company and its Affiliates, shall only be made in lieu of salary or cash bonus, and the number of Shares awarded shall be reasonable.
               iv. Limitation on Incentive Stock Options. The maximum number of Shares that may be delivered under Incentive Stock Option grants shall be 27,500,000, subject to adjustment as provided in Section 5(c). In addition, the aggregate Fair Market Value (determined as of the date of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under the Plan and all other incentive stock plans of the Company) shall not exceed $100,000. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under the Plan and all other incentive stock plans of the Company) exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Stock Options; this provision shall be applied by taking Options into account in the order in which they were granted.
6. Eligibility.
     Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.
7. Awards.
          (a) Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:
               i. Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than 100 percent of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a per share exercise price below Fair Market Value on the date of grant if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate so long as the substituted Option preserves the aggregate intrinsic value and the ratio of the exercise price to the Fair Market Value of the stock option that it replaces.
               ii. Option Term. The term of each Option shall be fixed by the Committee but shall not be longer than ten years from the date of grant.
               iii. Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms in which, payment of the exercise price with respect thereto may be made or deemed to have been made.
               iv. Incentive Stock Option Requirements. Each Option intended to qualify as Incentive Stock Option shall comply with the requirements applicable to “incentive stock options” under Section 422 of the Code.
          (b) Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the strike price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100 percent of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a per share strike price below Fair Market Value on the date of grant if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate so long as the substituted Stock Appreciation Right preserves the aggregate intrinsic value and the ratio of the strike price to the Fair Market Value of the stock appreciation right that it replaces. Subject to the terms of the Plan and any applicable Award Agreement, the strike price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.
          (c) Stock Awards. The Committee is hereby authorized to grant to Eligible Persons Shares without restrictions thereon, as deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Stock Awards may have such terms and conditions as the Committee shall determine.
          (d) Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:
               i. Restrictions. Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote the Shares underlying an Award of Restricted Stock or the right to receive any dividend or other right or property with respect to such Shares), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. The minimum vesting period of such Awards shall be three years from the date of grant, unless the Award is conditioned on performance of the Company or an Affiliate or on personal performance (other than continued service with the Company or an Affiliate), in which case the Award may vest over a period of at least one year from the date of grant. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such Awards in the event of the Participant’s death, disability or retirement or a change in control of the Company.
               ii. Issuance and Delivery of Shares. The Shares underlying any Award of Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. A stock certificate or certificates, without restrictive legend, representing the Shares underlying an Award of Restricted Stock that is no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, a stock certificate or certificates, without restrictive legend, representing the underlying Shares shall be issued and delivered to the holder of the Restricted Stock Units.
               iii. Forfeiture. Except as otherwise determined by the Committee, upon a Participant’s termination of employment or resignation or removal as a Director (in either case, as determined under criteria established by the Committee), all Restricted Stock and all Restricted Stock Units held by the Participant at such time and still subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Restricted Stock or Restricted Stock Units.
          (e) Performance Awards. The Committee is hereby authorized to grant to Eligible Persons Performance Awards which are intended to be “qualified performance-based compensation” within the meaning of Section 162(m). A Performance Award granted under the Plan may be payable in cash or in Shares (including, without limitation, Restricted Stock), as determined by the Committee. Performance Awards shall, to the extent required by Section 162(m), be conditioned solely on the achievement of one or more objective Performance Goals, and such Performance Goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Subject to the terms of the Plan and any applicable Award Agreement, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee. The Committee shall also certify in writing that such Performance Goals have been met prior to payment of the Performance Awards to the extent required by Section 162(m).
          (f) General.
               i. Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.
               ii. Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.
               iii. Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments to be made to the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, in cash, by authorizing a third party to sell Shares (or a sufficient portion thereof) acquired upon exercise of an Award and to remit to the Company a sufficient portion of the proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise, or by a combination thereof.
               iv. Term of Awards. The term of each Option and Stock Appreciation Right, and the period during which the restrictions applicable to each Award of Restricted Stock and Restricted Stock Units, shall be for a period not longer than ten years from the date of grant.
               v. Committee Rules. The Committee shall have the authority to promulgate rules and regulations to determine the treatment of a Participant’s Awards under the Plan in the event of such Participant’s death, disability, termination or breach of Section 9(f), and in the event of a change of control of the Company. In addition, notwithstanding the rules and regulations promulgated by the Committee and in effect from time to time and the terms of any Award Agreement, the Committee shall have the right to extend the period for exercise of any Option or Stock Appreciation Right, provided such extension does not exceed the term of such Option or Stock Appreciation Right.
               vi. Deferral. The Committee may, in its discretion, (i) permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee or (ii) provide for the deferral of an Award in an Award Agreement or otherwise.
               vii. Dividends and Interest. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in Shares or units of Shares, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents for deferred payments denominated in Shares or units of Shares.
               viii. Limits on Transfer of Awards. Except as otherwise provided by the Committee, the terms of this Plan or the terms of an Award Agreement, (A) no Award and no right under any such Award shall be transferable by a Participant other than by will, by the laws of descent and distribution, or pursuant to a domestic relations order, and (B) no Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate. Notwithstanding the foregoing, but subject to Section 7(f)ix, the Shares underlying any Award may be transferred at any time after such Shares are issued and no longer restricted.
               ix. Limits on Transfer of Shares. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made or legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the

Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.
               x. Income Tax Withholding. In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (A) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (B) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.
               xi. Company Redemption Right. Unless the applicable Award Agreement provides otherwise, every Option and Stock Appreciation Right may be redeemed by the Company in connection with the merger, consolidation, separation (including a spin off or other distribution of stock or property), reorganization (whether or not such reorganization comes within the meaning of such term in Section 368(a) of the Code) or partial or complete liquidation of the Company. The redemption price for any Option redeemed by the Company shall be the Fair Market Value of the Shares underlying such Option, less the exercise price of such Option, and the redemption price for any Stock Appreciation Right redeemed by the Company shall be the Fair Market Value of the Shares underlying such Stock Appreciation Right, less the strike price of such Stock Appreciation Right. The redemption price, less any amount of federal or state taxes attributable to the redemption that the Company deems it necessary or advisable to pay or withhold, shall be paid in cash. Notwithstanding the foregoing, if any Option or Stock Appreciation Right constitutes “nonqualified deferred compensation” for purposes of Section 409A, and if the Company’s redemption right under this Section 7(f)xi would cause such Option or Stock Appreciation Right to be subject to excise tax under Section 409A, then the Company’s redemption right under this Section 7(f)xi with respect to such Option or Stock Appreciation Right shall be limited to those triggering events that constitute a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company for purposes of Section 409A.
8. Amendment and Termination; Corrections.
          (a) Amendments to the Plan. The Board of Directors of the Company may amend, alter, suspend, discontinue or terminate the Plan, provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, prior approval of the stockholders of the Company shall be required for any amendment to the Plan that: (i) requires stockholder approval under the rules or regulations of the Securities and Exchange Commission, NASDAQ or other securities exchange that are applicable to the Company; (ii) increases the number of Shares authorized under the Plan, as specified in Section 5(a); (iii) increases the limitations contained in Section 5(d); (iv) permits repricing of Options or Stock Appreciation Rights, which is prohibited by Section 4(a); (v) permits the award of Options or Stock Appreciation Rights at a price less than 100 percent of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Sections 7(a)i and 7(b); or (vi) would cause Section 162(m) to become unavailable with respect Awards granted under the Plan.
          (b) Amendments to Awards. Subject to the provisions of the Plan, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided in the Plan, the Committee may amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, but no such action may adversely affect the rights of the holder of such Award without the consent of the Participant or holder or beneficiary thereof. Notwithstanding the foregoing, if any Award constitutes “nonqualified deferred compensation” for purposes of Section 409A, and if the Company’s rights under this Section 8(b) would cause such Award to be subject to excise tax under Section 409A, then the Company’s rights under this Section 8(b) with respect to such Awards shall be limited to the taking of only those actions that do not cause such Award to be subject to excise tax under Section 409A.

          (c) Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.
9. General Provisions.
          (a) No Rights to Awards. No Eligible Person, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.
          (b) Award Agreements. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant.
          (c) No Rights of Stockholders. Except with respect to Restricted Stock and Stock Awards, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until the Shares have been issued.
          (d) No Limit on Other Compensation Plans or Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.
          (e) No Right to Employment or Directorship. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or a Director to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment or service as a Director at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment or service as a Director, free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.
          (f) Non-Competition; Confidentiality. A Participant will not, without the written consent of the Company, either during his or her employment by the Company or thereafter, disclose to anyone or make use of any confidential information which he or she has acquired during his or her employment relating to any of the business of the Company, except as such disclosure or use may be required in connection with his or her work as an employee of Company. During a Participant’s employment by Company, and for a period of two years after the termination of such employment, he or she will not, either as principal, agent, consultant, employee, stockholder or otherwise, engage in any work or other activity in direct competition with the Company in the field or fields in which he or she has worked for the Company. The non-competition agreement in this Section 9(f) applies only to the extent that its application shall be permitted by applicable law and reasonably necessary for the protection of the Company. For purposes of this Section 9(f), a Participant shall not be deemed a stockholder if the Participant’s record and beneficial ownership amount to not more than one percent of the outstanding capital stock of any company subject to the periodic and other reporting requirements of the Exchange Act.
          (g) No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including, but not limited to, the Company and its Affiliates and their directors, officers, agents and employees, makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to the tax treatment of any Award, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.
          (h) Indemnification. The Company shall indemnify and hold harmless each member of the Board or the Committee and other persons connected with the Plan in any capacity, including, but not limited to, the employees and directors of the Company and its Affiliates performing services on behalf of the Committee, against any liability, cost or expense arising as a result of any claim asserted by any person or entity under the laws of any state or of the United States with respect to any action or failure to act of such individuals taken in connection with this Plan, except claims or liabilities arising on account of the willful misconduct or bad faith of such Board member, Committee member or individual.
          (i) Governing Law. The validity and construction of the Plan and all determinations made and actions taken pursuant hereto, as well as any Agreement made under it, to the extent that federal laws do not control, will be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws.
          (j) Severability. If any provision of the Plan or any Award is, becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, then such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.
          (k) Unfunded Plan. Insofar as it provides for Awards of cash, Shares or rights thereto, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Shares or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Shares or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Shares or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to a grant of cash, Shares or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board or the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.
          (l) Code Section 409A Compliance. The Company intends that any Awards under the Plan satisfy the requirements of Section 409A to avoid the imposition of excise taxes thereunder. If any provision of the Plan or an Award Agreement would result in the imposition of an excise tax under Section 409A, that provision will be reformed to avoid imposition of the excise tax and no action taken to comply with Section 409A shall be deemed to impair a benefit under the Plan or an Award Agreement.
          (m) References. Unless otherwise indicated, all references to “Sections” contained herein are references to Sections of this Plan.
          (n) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

APPENDIX B
PAYCHEX, INC.
GOVERNANCE AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
CHARTER
I. PURPOSES
     The primary purposes of the Governance and Compensation Committee (the “Committee”) are to assist the Board of Directors (the “Board”) in discharging its responsibilities with respect to the following:
1.	Evaluating and determining compensation of members of the Board, Chief Executive Officer, and senior executive officers;
2.	Providing general oversight with respect to the governance of the Board to ensure that the Board meets its fiduciary obligations to the Company and its stockholders; and
3.	Identifying, evaluating and recommending to the Board candidates for nomination for election to the Board.
II. COMPOSITION
     The Committee shall be comprised of three or more external directors, each of whom satisfies applicable committee composition requirements, including the independence and experience requirements of The NASDAQ Stock Market®. The Committee members shall be appointed and removed by the Board. The Board will designate a Committee Chair who will also be the primary contact to management.
III. MEETINGS
     The Committee shall meet at least three times per year. Additional meetings may occur as the Committee or its Chair deems advisable. Attendance and participation may be in person or telephonic.
IV. RESPONSIBILITIES AND DUTIES
To fulfill its responsibilities and duties the Committee shall:
1.	Review and recommend the Company’s goals and objectives relevant to CEO and senior executive officer compensation, evaluate the performance of the CEO and senior executive officers in light of those goals and objectives, and set the annual compensation level for the CEO and senior executive officers based on performance evaluations and compensation principles.

2.	Annually report on the CEO’s performance and compensation to the Board.

3.	Annually evaluate the appropriate level and form of compensation for Board and committee service by non-employee members of the Board and recommend changes to the Board when appropriate.

4.	Approve and make recommendations to the Board with respect to incentive compensation plans and equity–based compensation plans, including amendments (“Plans”).

5.	Administer Plans and grant or ratify awards under such plans as provided in the Plan documents.

6.	Review executive compensation disclosures and report on executive compensation in the Company’s proxy statements.

7.	Review with management plans for the orderly development and the succession of senior executive officers.

8.	Assist the Board in evaluating the current composition, organization and governance of the Board and its Committees and in determining future requirements.

9.	Assist the Board in the evaluation and selection of members of Board committees and the selection of Board Committee chairs.

10.	Generally advise the Board on corporate governance matters.

11.	Assist the Board in identifying and evaluating nominees for election to the Board in accordance with the Board of Directors Nomination Policy attached hereto.

12.	Assist the Board in the evaluation and termination of membership of individual directors for cause or for other appropriate reasons.

13.	Assist the Board in conducting an annual review on succession planning, and work with the Board in evaluating potential successors to executive management positions.

14.	Annually review and make recommendations about changes to the charters of other Board Committees after consultation with the respective committee chairs.

15.	Make regular reports to the Board.

16.	Annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

17.	Annually review and evaluate its own performance.

18.	Perform such other duties and exercise such other authority as the Board may from time to time determine.
V. OUTSIDE ADVISORS
     The Committee has the authority, at the Company’s expense, to retain, to determine the fees and other terms of engagement, and to terminate the engagement of consultants and advisors, which assist it in the discharge of its duties. At least once every three years the Governance and Compensation Committee will retain a compensation consultant to give a report on whether the current compensation programs and agreements provide an appropriate level of compensation to senior executive officers and Board and whether they provide sufficient retention incentive.

PAYCHEX, INC.
BOARD OF DIRECTORS NOMINATION POLICY
___________________
     The Board of Directors of Paychex, Inc. (the “Company”) has determined that it is necessary for the continued success of the Company to ensure that the Board is composed of individuals having a variety of complementary experience, education, training and relationships relevant to the needs of the Board and the Company. Accordingly, the Board has adopted the following policies for the Governance and Compensation Committee (the “Committee”) in identifying and recommending to the Board candidates for nomination for election to the Board:
1.	The Committee shall consider candidates for nomination recommended by any reasonable source, including the Company’s officers and incumbent directors, as well as recommendations by stockholders submitted in accordance with the Company’s policies for stockholder communications with the Board.
2.	In identifying candidates for nomination to fill vacancies created by the expiration of the term of any incumbent director, the Committee shall determine whether such incumbent director is willing to stand for re-election to the Board and, if so, shall take into consideration the value to the Board and to the Company of continuity and familiarity with the Company’s business inherent in nominating the incumbent director.
3.	In evaluating any candidate for nomination to the Board, the Committee shall consider the contribution that such candidate would be expected to make to the Board and the Company based upon the current composition and needs of the Board and such candidate’s demonstrated business judgment, leadership abilities, integrity, prior experience, education, training, relationships and other factors that the Board determines relevant.

PAYCHEX, INC.
911 PANORAMA TRAIL SOUTH
ROCHESTER, NY 14625-2396
INSTRUCTIONS FOR SUBMITTING PROXY:
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Paychex, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Paychex, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
YOUR VOTE IS IMPORTANT
Do not return this proxy card if you vote by telephone or Internet.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PACHX1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PAYCHEX, INC.
The Board of Directors recommends a vote FOR Proposal 1.

			For	Withhold	For All	To withhold authority to vote for
			All	All	Except	any individual nominee, mark “For
1.	ELECTION OF DIRECTORS					All Except” and write the nominee’s
	01) B. Thomas Golisano	05) Jonathan J. Judge				name on the line below.
	02) David J. S. Flaschen	06) J. Robert Sebo
	03) Phillip Horsley	07) Joseph M. Tucci	☐	☐	☐
04) Grant M. Inman

		For	Against	Abstain
The Board of Directors recommends a vote FOR Proposal 2.
2.	To amend the 2002 Stock Incentive Plan and increase the shares available under the 2002 Stock Incentive Plan.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 3.
3.	Stockholder proposal to amend by-laws to adopt majority voting of directors.	☐	☐	☐
In accordance with their judgment in connection with such other business, if any may come before the meeting.
THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS. PLEASE DATE, SIGN, AND RETURN IT IN THE ENCLOSED ENVELOPE. IF NOT OTHERWISE MARKED, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED “FOR” PROPOSALS 1 AND 2 AND “AGAINST” PROPOSAL 3, PROVIDED THAT FOR THE ESOP STOCK FUND THE TRUSTEE OF THE ESOP WILL VOTE UNMARKED ESOP SHARES IN THE SAME PROPORTIONS AS ESOP SHARES FOR WHICH IT HAS RECEIVED INSTRUCTIONS.

Please sign below exactly as your name appears on this proxy. If the shares are issued in the name of two or more persons, all such persons must sign the proxy.

HOUSEHOLDING ELECTION — Please indicate if you consent to receive certain future investor communications in a single package per household	Yes ☐	No ☐

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

August 31, 2005
Dear Paychex Stockholder:
The Board of Directors cordially invites you to attend our Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, October 12, 2005 at 10:00 a.m. at the Rochester Riverside Convention Center, 123 East Main Street, Rochester, New York.
The accompanying booklet includes the formal Notice of Annual Meeting of Stockholders and the Proxy Statement. The Proxy Statement tells you about the agenda items and the procedures for the Annual Meeting. It also provides certain information about the Company, its Board of Directors, and its executive officers.
It is important that these shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote. You may vote by Internet, telephone, written proxy, or written ballot at the Annual Meeting. We encourage you to use the Internet because it is the most cost-effective way to vote. Additionally, we encourage your participation in the householding program, as detailed in the attached insert. We believe your participation will benefit both you and Paychex. Not only will it reduce the volume of duplicate information that you receive in your household, but it will also reduce our printing and mailing costs.
We hope you will be able to attend the Annual Meeting and would like to take this opportunity to remind you that your vote is important. If you need special assistance at the Annual Meeting, please contact the Secretary of the Company at (585) 385-6666, or write to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Corporate Secretary.
Sincerely,
Jonathan J. Judge
President and
Chief Executive Officer

Proxy Solicited on Behalf of the Board of Directors
of Paychex, Inc. for the Annual Meeting, October 12, 2005
PROXY
The undersigned hereby appoints JONATHAN J. JUDGE and JOHN M. MORPHY, or either one of them, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders to be held on October 12, 2005 (“Annual Meeting”), and at any adjournment thereof, with all the powers which the undersigned would possess if personally present to vote all shares of stock which the undersigned may be entitled to vote at said Annual Meeting. The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.
If shares of Paychex, Inc. Common Stock are issued to or held for the account of the undersigned under the Paychex Employee Stock Ownership Plan (“ESOP”) Stock Fund, then the undersigned hereby directs the fiduciary of the ESOP Stock Fund to vote all shares of Paychex, Inc. Common Stock in the undersigned’s name and/or account under such Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.